Exhibit 10.1

Effective March 26, 2011

Kevin Hauser.
301 Yamato Road, Suite 1200
Boca Raton, FL 33431

Mr. Kevin Hauser:

Reference is hereby made to the employment agreement, dated December 10, 2008 (the “Employment Agreement”), by and between Kevin Hauser (the “Executive”) and Medefile International, Inc. (the “Company”).

The Company and the Executive hereby agree to amend the Employment Agreement as set forth herein.Section 1.4 of the Employment Agreement is amended and restated in its entirety to read as follows:

1.4           Base Salary.  The Company shall pay Employee a base salary (the “Base Salary”) at the annual rate of $125,000 (U.S.), payable at such times as the Company customarily pays its other senior level executives.  Notwithstanding the foregoing, (i) for the year ending December 31, 2010, the Company shall pay Employee a Base Salary of $100,000, and (ii) commencing January 1, 2011 the Company shall pay Employee a Base Salary of $125,000.,

Performance Bonus

At such time as the Company has become cash flow positive, defined as a quarterly net income in excess of $75,000 and a positive Quick Ratio (Cash less current liabilities in excess of $100,000, at which time the Company, in the sole discretion of the Company’s board of directors, may award a Performance Bonus. In the sole discretion of the Company, the Performance Bonus shall be payable through the issuance of shares of the Company’s common stock which have been registered by the Company on a Form S-8 registration statement filed with the Securities and Exchange Commission or at the sole discretion of the Board, the Performance bonus may be paid in cash..

Except as expressly modified hereby, the Employment Agreement remains in full force and effect.

This letter agreement may be executed in counterparts.

Very truly yours,

/s/ Kevin Hauser
Board of Directors

/s/ Michael S. Delin
Board of Directors
AGREED AND ACCEPTED:

/s/ Kevin Hauser